Exhibit 99.1

CONTACT:	Kim Rudd Executive Assistant (585) 784-3324

Investors and Media: Melanie Dambre FTI Consulting (212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. LAUNCHES NEW CORPORATE AND RETAIL WEBSITES

ROCHESTER, N.Y. – September 27, 2018 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced the launch of its modernized corporate and retail websites. This marks a major milestone in the rollout of its customer-centric engagement initiatives and development of a true omni-channel presence, as part of the Company’s Monro.Forward strategy.

The new corporate website provides detailed information regarding Monro’s vision, values, leadership and financial performance. The new retail website provides a more dynamic experience for the Company’s customers, including a responsive design for mobile users, a streamlined tire search and improved content and functionality. It also showcases the solutions Monro provides to its customers, including its Good, Better, Best product and service packages.

Deborah Brundage, Senior Vice President of Marketing and Merchandising said, “We are very pleased to launch these websites, a critical step in our efforts to improve the overall customer experience and build a robust omni-channel presence. Our new websites better position us to address our customers’ needs and communicate with valued stakeholders.”

Earlier this year, the Company launched its Monro.Forward strategy, which focuses on driving operational excellence and delivering a consistent, best-in-class customer experience. The Company’s website modernization represents the first phase of its omni-channel initiatives, which will be followed by the launch of its e-commerce capabilities in the first quarter of fiscal 2020.

The new websites are currently live and located at corporate.monro.com and www.monro.com.

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,181 Company-operated stores, 97 franchised locations, nine wholesale locations and three retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 28 states, serving the Mid-Atlantic and New England regions and portions of the Great Lakes, Midwest and Southeast. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on The Nasdaq Stock Market under the symbol MNRO.